                                                                 Exhibit 10.26


                         AURORA BIOSCIENCES CORPORATION
                              11010 Torreyana Road
                           San Diego, California 92121



Stuart J.M. Collinson, Ph.D.
4810 Tarantella Lane
San Diego, CA 92130

Re:  Employment Terms

Dear Stuart:

This letter ("Agreement") sets forth the agreement between you and Aurora Biosciences Corporation (the "Company") regarding the terms of your service with the Company. Subject to the closing of that certain Merger Agreement between the Company and Vertex Pharmaceuticals, Inc. ("Vertex") of even date herewith (the "Merger") (except as otherwise provided in Paragraph 15 herein), you and the Company hereby agree as follows:

1. Effective as of and conditional upon the closing of the Merger, you shall and hereby do resign your title and position as President and Chief Executive Officer of the Company. During the Integration Period, which is defined as the period of time beginning on the date of the Effective Time, as defined in the Merger Agreement, and ending at midnight on the date six months after the date of the Effective Time, you shall be employed as a full-time employee of the Company. In that regard, you will use reasonable efforts to support Vertex's Chief Executive in promoting and facilitating the integration of Vertex and the Company following the Merger. It is understood that, during the Integration Period, you may pursue activities relating to your personal transition out of your operating role at the Company. You shall work out of the Company's principal offices in San Diego, and shall be required to travel, as reasonably related to your employment duties. During the Integration Period, the Company shall (at its expense) provide you with suitable office facilities and administrative support, including an administrative assistant and office facilities in San Diego County of comparable quality and location as those provided by the Company to you to date.

2. During your employment with the Company in the Integration Period, the Company shall: (a) pay you a base salary at a rate equal to your current annual base salary rate of three hundred eighty five thousand dollars ($385,000), payable in regular periodic payments in accordance with Company policy, less required payroll deductions and withholdings; (b) provide you with benefits comparable in the aggregate to those provided to you to date by the Company; (c) provide you with 20 days of vacation per annum on a pro rated basis (provided that nothing shall reduce any vacation you have accrued as an employee of the Company prior to the closing of the Merger); and (d) reimburse your reasonable travel, entertainment, business, and other expenses incurred in the course of your employment in accordance with Company policy.

3. Promptly following the closing of the Merger, you shall be considered for the grant of an option to purchase shares of Vertex's common stock pursuant to Vertex's 1996 Stock and Option Plan, as amended (the "Vertex Plan"), at a level commensurate with similarly situated executive employees of Vertex. Vertex shall cause its Compensation Committee of its Board of Directors to meet promptly following the closing of the Merger to consider such grant.

         Your existing stock options granted by the Company prior to the Merger (the "Aurora Options") shall remain subject to the terms of the Company's 1996 Stock Plan, as amended (the "Aurora Plan"). In accordance with the Aurora Plan, Vertex and the Company acknowledge and agree that the Aurora Options shall continue to vest (subject to paragraph 6 below) and shall remain exercisable for
(i) so long as you continue to serve as either as a member of the Vertex Board of Directors or as an employee of or consultant to Vertex and/or the Company, and (ii) any longer periods set forth in the Aurora Options. You acknowledge and agree that (i) your employment pursuant to this agreement shall not be deemed to be a "Constructive Termination" for purposes of Section 2(i) of the Aurora Plan, and (ii) notwithstanding any provision of such plan to the contrary, nothing in this Agreement shall be deemed to extend or enlarge your rights under such plan, including, without limitation, nothing shall be deemed to extend the thirteen month post-closing period referred to in Section 13 of such plan.

4. In consideration of your commitments to the Company under this Agreement, and provided that your employment with the Company is not earlier terminated by you other than for Good Reason, or by the Company for Cause, you shall be entitled to a retention bonus in an amount equal to your year 2000 cash bonus, I.E., one hundred sixty nine thousand, four hundred eighty six dollars ($169,486), payable on the last day of the Integration Period, or the first business day thereafter (or, if earlier, on the effective date of termination of your employment by you for Good Reason) (notwithstanding your continued service to the Company or Vertex as a director or a consultant). No portion of such retention bonus shall be earned until the last day of the Integration Period.

         As used in this Agreement, "Cause" shall be limited to the occurrence of any of the following events: (i) your personally engaging in illegal conduct which causes material harm to the reputation of the Company, (ii) your being convicted or found liable for a felony, misdemeanor or gross misconduct relating to an act of dishonesty or fraud against, or a material misappropriation of property belonging to the Company, (iii) your refusal to substantially perform your material duties under this Agreement as set forth in a specific resolution by the Board of Directors of the Company, or (iv) your incurable breach of any material element of the Non-Compete Agreement described in Paragraph 9, below.

         As used in this Agreement, "Good Reason" shall mean shall mean (i) a reduction in your base salary from that specified in the first sentence of Paragraph 2 of this Agreement or any material reduction in benefits; (ii) the relocation of your full-time office to a location other than in San Diego County; (iii) a material breach by the Company or Vertex of any of the provisions of this Agreement or (iv) a substantial reduction in your duties inconsistent with your duties under this Agreement.

5. Effective as of and conditional upon the closing of the Merger, Vertex shall cause you to be appointed to Vertex's Board of Directors (the "Vertex Board") in the class of directors whose terms expire as of, and who will be considered for re-election at, the 2002 Vertex Annual Meeting of Stockholders.

         Vertex further agrees that you shall be nominated by Vertex and the Vertex Board, at and in connection with the 2002 annual meeting of stockholders of Vertex at which the term of your membership on the Vertex Board pursuant to the immediately preceding sentence would otherwise expire, for election to the Vertex Board to serve in the class of directors whose term expires three (3) years following such annual meeting. Vertex agrees to take all such further actions as may be necessary or appropriate to carry out the intent of the parties pursuant to this paragraph. Without limiting the generality of the foregoing, Vertex shall:

         (a) cause the Vertex Board or any nominating committee of the Vertex Board (or any other committee of the Vertex Board with similar responsibilities) to nominate you for election to the Vertex Board as required above;

         (b) include in the notice of annual meeting and proxy statement for such meeting a proposal for your election to the Vertex Board for an additional three (3) year term;

         (c) recommend to Vertex's stockholders that you be elected to the Board in the applicable proxy statement, proxy card, ballot, meeting script and other applicable materials relating to such annual meeting;

         (d) include your election to the Vertex Board as aforesaid with each of the other proposals, if any, with respect to which any proxy solicitation firm engaged by Vertex solicits stockholder proxies to be voted at such annual meeting; and

         (e) vote any and all proxies obtained from Vertex stockholders for your election to the Vertex Board as aforesaid, to the extent such proxies grant Vertex or its employees or agents authority or discretionary authority to vote shares owned by the persons delivering such proxies for your election.

         Following termination of your employment, then for so long as you remain a member of the Vertex Board, and subject to the terms of the Vertex Plan, you shall be entitled to the payments, benefits, and other consideration customarily provided by Vertex to non-employee members of the Vertex Board; provided that you acknowledge and agree that because you will not be a Non-Employee Director on the date of your initial election to the Vertex Board, you shall not be entitled to receive the initial option to purchase 20,000 shares that is granted pursuant to Section 6.3 of the Vertex Plan to persons who are Non-Employee Directors on the date of their election to the Vertex Board.

         Following the expiration of your service on the Vertex Board after election at such annual meeting as aforesaid, Vertex shall have no further obligation to renew your appointment as a director serving on the Vertex Board.

         Vertex and the Company agree and acknowledge that your rights and obligations set forth in this paragraph 5 are of a unique and special nature and that you are, therefore, without an adequate legal remedy if Vertex or the Company violate any of their respective obligations under this paragraph 5. Vertex and the Company agree, therefore, that the covenants made by them in this paragraph 5 shall be specifically enforceable in equity, in addition to all other rights and remedies, at law or in equity or otherwise that may be available to you.

6. Effective immediately following the Integration Period, and unless earlier terminated by you for any reason or by the Company for Cause, your employment with the Company shall automatically terminate, without Cause. Upon termination of your employment, you will be paid your then current accrued base salary to and including the date of termination, any accrued vacation pay and any reimbursement of expenses due to you for which you have not been previously reimbursed.

         In addition, upon the earlier of either (i) the automatic termination of your employment without Cause following the Integration Period pursuant to the first sentence of this paragraph 6 or (ii) the effective date of termination of your employment by you for Good Reason (notwithstanding your continued service to the Company or Vertex as a director or a consultant), the following shall occur on the last day of the Integration Period, or the first business day thereafter (or, if earlier, on the effective date of termination of your employment by you for Good Reason) (except as provided in clause (5) below):

         (1)      the Company shall pay you the bonus provided for in paragraph
                  4;

         (2) the Company shall pay you a lump sum equal to one (1) year of your base salary while serving as President and Chief Executive Officer of the Company as in effect immediately prior to the closing of the Merger, plus an amount equal to one (1) times your 2000 annual bonus while employed by the Company;

         (3) pursuant to the Prior Agreement (defined below), to the extent any Aurora Options then held by you are unvested, the vesting of such options and stock shall be accelerated and such options shall become fully vested and immediately exercisable;

         (4) the Company will reimburse you for actual and reasonable expenses incurred by you in connection with relocation of your principal residence to the United Kingdom during the twelve
                  (12) months following such termination (items that are eligible for reimbursement include the actual and reasonable costs of moving household goods (packing and moving expenses), storage, home sale and home purchase closing costs). Such reimbursement shall be paid by the Company within thirty (30) days upon your written request therefor including a reasonably detailed itemization of such expenses; and

         (5) The Housing Loan (defined in paragraph 16) will be forgiven such that the principal and accrued interest due on such loan will be zero as of the date of such termination.

7. Upon termination of your employment, subject to your timely election of coverage in the manner required by COBRA, and so long as your employment shall not have been terminated by the Company for Cause or you shall not have resigned other than for Good Reason, the Company shall pay COBRA premiums to continue medical and dental insurance coverage for you (and your qualified beneficiaries) until the earlier of 18 months following termination of your employment or the date on which you become eligible for comparable coverage under another employer's group medical and dental insurance plan.

8. The Company shall retain you as a part-time consultant for a term beginning on the first day following the Integration Period and ending on the fourth anniversary of such date. As a consultant, you shall consult with and advise management of the Company and Vertex with respect to the effective integration of the two companies following the Merger. You shall provide consulting services as reasonably requested by the Company, with advance notice, at times and in a location mutually agreeable to you and the Company. You shall be an independent contractor and not an employee of the Company. In return for your faithful performance of your consulting services as aforesaid, you shall be paid an annual Consulting Fee of eighty thousand dollars ($80,000) per year, payable in equal monthly installments on the first day of each month or the first business day thereafter. The Company shall not withhold any taxes on such amounts, and you shall be responsible for paying any and all taxes thereon. You shall receive no other benefits or compensation in return for your consulting services. Subject to the provisions of the Non-Compete Agreement (defined below), following the Integration Period you will be entitled to engage in other business activities of your own choosing notwithstanding your role as a consultant hereunder. You shall be entitled to terminate your services as a consultant under this paragraph at any time upon written notice to the Company, whereupon the obligations of both parties under this paragraph 8 shall cease.

9. Contemporaneously herewith, and as a condition of the effectiveness of this Agreement, you will execute and deliver to the Company the Non-Disclosure, Non-Competition, and Inventions Agreement attached hereto as "Exhibit A" (the "Non-Compete Agreement"). In consideration of your execution and delivery of the Non-Compete Agreement, the Company shall pay you eight hundred thousand dollars ($800,000) in cash, payable as follows: three hundred thousand dollars ($300,000) on the closing of the Merger; two hundred thousand dollars ($200,000) on January 1, 2002, or the first business day thereafter; and three hundred thousand dollars ($300,000) on January 1, 2003, or the first business day thereafter. Your obligations under the Non-Compete Agreement shall survive any breach by you or termination of this Agreement.

10. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

      If to the Company:     Aurora Biosciences Corporation
                             Attn: President
                             11010 Torreyana Road
                             San Diego, CA 92121

        with a copy to:      Vertex Pharmaceuticals Incorporated
                             Attn: Office of the General Counsel
                             130 Waverly Street
                             Cambridge, MA 02139
        with a copy to:      Robert M. Gault, Esq.
                             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                             Boston, MA  02111

        If to you:           Stuart J.M. Collinson
                             Address on file at the Company

or to such other addresses as either the Company or you may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three business days by mail or personal delivery.

11. You shall not knowingly at any time make any untrue or disparaging statement in relation to the Company, and in particular shall not after the termination of your employment or consulting services hereunder wrongfully represent yourself as being employed by or connected with the Company. The officers, directors, and senior executives of the Company shall not knowingly at any time make any untrue or disparaging statement in relation to you, nor shall they permit the Company through any authorized communication (irrespective of the media) to make any untrue or disparaging statement in relation to you, provided, however, that nothing herein shall prohibit statements by any such persons among or between themselves with respect to your performance of your duties to the Company or its affiliates.

12. You and the Company acknowledge and agree that this Agreement has been reviewed and negotiated by each party and its or his counsel, and the normal rule of construction, to the effect that ambiguities are construed against the drafter, shall not be employed in the interpretation of it. You acknowledge that Cooley Godward LLP has not represented you, and that you have been provided with an opportunity to consult with your own legal counsel, in connection with the subject matter of this Agreement.

13. (a) If any payment or benefit you would receive pursuant to this Agreement or otherwise in connection with the Merger (hereinafter, a "Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order you elect. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the order you elect.

(b) You shall not be required to mitigate the amount of the severance payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of other employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to Vertex or otherwise.

(c) This Agreement shall be governed by California law as applied to contracts entered into and performed entirely in California by California residents. You and the Company hereby irrevocably waive any right to a trial by jury in any action related to this Agreement, the Non-Compete Agreement, or any action arising out of your service to the Company as an officer, director, employee, or consultant.

14. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives, and heirs. You may not assign your obligations under this Agreement. You agree that the Company may assign its obligations under this Agreement upon a sale, transfer, or reorganization of the Company, and you shall perform all services required pursuant to this Agreement for any such assignee company.

15. Except as provided for in the Aurora Plan with respect to your Aurora Options (but subject to paragraph 3 of this Agreement), neither the execution of this Agreement, nor the consummation of the Merger, itself or in conjunction with any other event, shall invoke, trigger, cause or be the basis for any obligation of the Company, Ahab Acquisition Sub, Inc., or Vertex to make any payment or provide any benefit or other consideration (except as expressly provided herein), including, without limitation, any vesting or acceleration of vesting or any lapsing of any restrictions on any security, to you under any change of control, parachute, acceleration or other provision of any other agreement, plan or arrangement. Effective as of the date on which this Agreement is signed, you expressly agree to rescission of the Change in Control Incentive Plan dated March 26, 2001, and acknowledge that such Plan has been rescinded, effective as of the date this Agreement is signed, and that you have no rights pursuant to such Plan.

16. This Agreement, except provided herein, supersedes any other agreements or promises made to you by anyone, whether oral or written, and, together with the Non-Compete Agreement, comprises the final, complete, and exclusive agreement between you and the Company, provided, however, that this Agreement shall not extinguish any debt you owe to the Company, including, without limitation, any indebtedness pursuant to that certain promissory note, secured by a deed of Trust with Assignment of Rents dated as of May 12, 2000 (the "Housing Loan"). Without limiting the foregoing, this Agreement supersedes the letter agreement dated December 7, 1999, between the Company and you (the "Prior Agreement"), as well as the Retention Bonus Plan offered to you and dated May 12, 2000, each of which, except as provided in Paragraph 6 of this Agreement, is hereby terminated and of no further force or effect.

17. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN PARAGRAPH 15 OF THIS AGREEMENT, NEITHER THIS AGREEMENT NOR ANY PROVISION HEREOF SHALL BE OF ANY FORCE OR EFFECT UNLESS AND UNTIL SUCH TIME AS THE EFFECTIVE TIME (AS DEFINED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER OF EVEN DATE HEREWITH AMONG VERTEX, AHAB ACQUISITION SUB, INC., AND AURORA) SHALL HAVE OCCURRED AND FURTHER SHALL NOT BE EFFECTIVE UNLESS YOU REMAIN IN THE CONTINUOUS EMPLOY OF THE COMPANY THROUGH THE DATE OF CLOSING.

18. Vertex acknowledges the foregoing and agrees that your acceptance of employment and your other covenants contained herein will directly and indirectly benefit Vertex. In consideration for your acceptance of employment and your other covenants contained herein, Vertex, intending to be legally and equitably bound, hereby agrees in full to each of the provisions of this Agreement and hereby agrees to guaranty and guarantees performance in full of all terms and provisions of this Agreement by the Company. This agreement and guaranty of Vertex shall be absolute and unconditional, and without limiting the foregoing Vertex's obligations hereunder shall not in any way be diminished, limited or otherwise affected by (i) the liquidation or dissolution of the Company; (ii) any adverse change in the condition (financial or otherwise) of the Company; or (3) the discharge or release of the Company from its obligations hereunder for any reason, including, without limitation, as a result of bankruptcy, receivership or similar proceedings. Vertex agrees that you will not be required to take any action against the Company as a condition to Vertex's liability and obligations under this Section 18. The signature of its authorized representatives below shall be confirmation of such agreement and guaranty by Vertex.

Please sign and date this Agreement and return it to me as soon as possible if you wish to accept the terms described above.

Sincerely,

AURORA BIOSCIENCES CORPORATION


By: /s/ Thomas G. Klopack
    --------------------------
Name: Thomas G. Klopack
      ------------------------
Title: COO
       -----------------------



AGREED AND ACCEPTED:


/s/ Stuart J.M. Collinson, Ph.D.
-------------------------------
Stuart J.M. Collinson, Ph.D.

Date: April 29, 2001



AGREED AND ACCEPTED:

Vertex Pharmaceuticals Incorporated


By: /s/ Joshua Boger
    --------------------------
Name: Joshua Boger
      ------------------------
Title: Chairman and CEO
       -----------------------

Date:    April 29, 2001

                                    EXHIBIT A

            NON-DISCLOSURE, NON-COMPETITION, AND INVENTIONS AGREEMENT

         1. NON-DISCLOSURE OF INFORMATION. I agree that, at all times during or subsequent to my service as an employee or consultant, I will keep in strictest trust and confidence all Confidential Information (as defined below) of Aurora Biosciences Corporation and its parents, subsidiaries and affiliated companies (together, "Aurora") that is disclosed to me or created by me or to which I have access. I will not use or disclose such Confidential Information without the written consent of Aurora, except as may be necessary in the ordinary course of performing my duties as an employee or consultant of Aurora.

         2. SURRENDER OF CONFIDENTIAL INFORMATION. Upon termination of my service as an employee or consultant, for whatever reason, I will promptly surrender to Aurora all copies, in whatever form, of Aurora's Confidential Information in my possession, custody or control, and I will not take with me any of Aurora's Confidential Information that is embodied in a tangible medium of expression.

         3. DISCLOSURE OF INVENTIONS. I will promptly and fully disclose to Aurora (or any persons designated by it) all Inventions made, developed, created, generated, conceived or reduced to practice by me, either alone or jointly with others, whether during or after the period of my service as an employee or consultant.

         4. ASSIGNMENT OF RIGHTS / EXCEPTION FOR NONASSIGNABLE INVENTIONS.

                  4.1. ASSIGNMENT OF RIGHTS - I agree that all Confidential Information and Inventions shall be the sole property of Aurora and its assigns, and Aurora and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. I hereby assign to Aurora any rights I may have or acquire in such Confidential Information and Inventions. I further agree to assist Aurora in every proper way (but at Aurora's expense) to obtain and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Confidential Information and Inventions in any and all countries, and to that end I will execute all documents for use in applying for, obtaining and enforcing such patents, copyrights, trademarks, trade secrets and other rights and protection on such Confidential Information and Inventions, as Aurora may reasonably request, together with any assignments thereof to Aurora or persons designated by it. The foregoing obligation to assist Aurora shall continue after the termination of my service as an employee or consultant, but Aurora shall compensate me at a reasonable rate for time actually spent by me on such assistance at Aurora's request after my termination.

                  4.2. EXCEPTION OF NONASSIGNABLE INVENTIONS - This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on ATTACHMENT 1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

         5. NO CONFLICTING OBLIGATIONS. I represent and warrant to Aurora that I have no interest or obligation, including without limitation any obligation to keep in confidence any information acquired from previous employers or other persons, which is inconsistent with or in conflict with this Agreement or which would prevent, limit or impair my performance of any part of this Agreement or the performance of my duties as an employee or consultant of Aurora. I agree to notify Aurora immediately if any such interest or obligation arises.

         6. COVENANT NOT TO COMPETE. I acknowledge the unique nature of the business of Aurora and the need of Aurora to maintain its competitive advantage in its industry through the protection of its trade secrets and proprietary information. Accordingly, I agree that during the term of my service as an employee with Aurora and through the later of (A) December 31, 2002 or (B) the later of the termination of my service as an employee (the "Noncompete Period"), I will not:

(i) solicit or induce any person who is then a director, officer or employee of Aurora to terminate his or her directorial or employment relationship with Aurora (provided that the publication of "help wanted" or similar notices in media of general circulation shall not be deemed to be a solicitation or inducement for purposes of this clause); or

(ii) solicit or induce any party who is a customer or supplier of Aurora with respect to the Business (defined below) to terminate or significantly diminish its relationship with Aurora; or

(iii) market or sell any product or service that directly competes with any product or service manufactured, sold or under development by Aurora in the Business; or

(iv) research, develop or manufacture any product or service that directly competes with any product or service manufactured, sold or under development by Aurora in the Business.

         In order to assure that I do not breach any of the foregoing provisions, I agree that during the Noncompete Period, I will not accept employment with, advise, or provide consulting services to any department or functional area of any business, which department or functional area primarily engages in the Business, nor will I acquire any interest in (except an equity interest of less than 5% of the total outstanding shares of a publicly traded company) any business whose core business is substantially similar to the Business, without first obtaining the written consent of Aurora. Aurora shall be permitted to withhold such consent in its sole discretion unless my prospective employer and I are able to provide Aurora with assurances reasonably satisfactory to Aurora that I will not be assisting the prospective employer in any of the prohibited activities listed above.

         7. DEFINITIONS. For the purposes of this Agreement:

                  7.1. "BUSINESS" means Aurora's business as of the date hereof of the development and commercialization of cell-based assays and miniaturized instrumentation the primary function of which is ultra-high throughput screening using cell-based assays.

                  7.2 "CONFIDENTIAL INFORMATION" includes any and all versions of any of the following: (i) data or information concerning Aurora's business and technologies; (ii) Aurora's proprietary pharmaceutical compounds, processes, data and documentation; (iii) Aurora's proprietary computer software, firmware, data, documentation and information; (iv) confidential, proprietary or trade secret information received from or otherwise relating to Aurora's customers, suppliers, consultants, collaborators or other third parties, including without limitation the names of such persons or entities and the nature of Aurora's relationships with them; (v) information concerning the employees of Aurora that is considered confidential within Aurora; and (vi) any other information (including information about Aurora's operations, personnel, products or services) which, if misused or disclosed, could have a reasonable possibility of materially and adversely affecting the business of Aurora (including, without limitation, any such data, documentation and information created, developed, produced, or made by me during the period of or arising out of my service as an employee or consultant by Aurora); PROVIDED, HOWEVER, that "Confidential Information" shall not include any information (a) which is now in the public domain or which becomes part of the public domain by publication or otherwise, except by your breach of this Agreement, (b) which is already in your possession free of any obligation of confidence at the time it is communicated to you as Confidential Information (it is understood that the Proprietary Information and Inventions Agreement entered into between you and Aurora is not superseded by the Prior Agreement); (c) that is rightfully communicated to you free of any obligation of confidence subsequent to the time it was communicated to you as Confidential Information; (d) that is developed by you or others independently of and without reference to any information communicated to you as Confidential Information; or (e) that is communicated by Aurora or any of its employees, consultants or other agents (other than you) to an unaffiliated third party free of any obligation of confidence.

                  7.3. "INVENTIONS" means all inventions, discoveries, developments, designs, improvements, formulae, processes, techniques, computer programs, strategies, specific know-how, data, and intellectual property, whether or not patentable or registrable under patent, copyright or similar statutes (i) that are made, developed, created, generated, conceived or reduced to practice by me, either alone or jointly with others, while I am employed by Aurora or arising out of my consulting services for Aurora, or (ii) that result from tasks assigned to me by Aurora or from the use of premises or property (including equipment, supplies, facilities or Aurora's Confidential Information) owned, leased, or contracted for by Aurora and that are made, developed, created, generated, conceived or reduced to practice by me, either alone or jointly with others, whether during or after my service as an employee or consultant with Aurora.

         8. ENFORCEMENT. I agree and acknowledge that the rights and obligations set forth under this Agreement are of a unique and special nature and that Aurora is, therefore, without an adequate legal remedy if I violate my obligations under this Agreement. I agree, therefore, that the covenants made by me under this Agreement shall be specifically enforceable in equity, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of service as an employee or consultant) that may be available to Aurora. If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provisions, or the invalid portion thereof, had not been a part hereof.

         9. GENERAL. This Agreement does not constitute a contract of employment or to provide consulting services. It shall survive the termination of my service as an employee or consultant. It may be modified only by an agreement in writing signed by me and by an authorized representative of Aurora. This Agreement shall be effective as of the date of commencement of my service as an employee or consultant by Aurora, whichever is earlier. This Agreement shall be governed by the laws of the State of California without giving effect to conflict of laws provisions thereof. This Agreement shall be binding upon me and my heirs and personal representatives and shall inure to the benefit of Aurora and its successors, assigns and nominees.

AGREED AND ACCEPTED:

/s/ Stuart J.M. Collinson, Ph.D.
--------------------------------
Stuart J.M. Collinson, Ph.D.

Date: April 29, 2001


AURORA BIOSCIENCES CORPORATION


By: /s/ Thomas G. Klopack
    --------------------------
Name: Thomas G. Klopack
      ------------------------
Title: COO
       -----------------------


Date: April 29, 2001

                                  ATTACHMENT 1

                         LIMITED EXCLUSION NOTIFICATION

         THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor Code that the foregoing Agreement between you and Aurora Biosciences Corporation ("Aurora") does not require you to assign or offer to assign to Aurora any invention that you developed entirely on your own time without using Aurora's equipment, supplies, facilities or trade secret information except for those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention to Aurora's business, or actual or demonstrably anticipated research or development of Aurora;

         (2)      Result from any work performed by you for Aurora.

         To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

         This limited exclusion does not apply to any patent or invention covered by a contract between Aurora and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

         I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                          By: /s/ Stuart J.M. Collinson, Ph.D.
                                              --------------------------------
                                              Stuart J.M. Collinson, Ph.D.

                                          Date: April 29, 2001
                                                --------------------------


WITNESSED BY:

/s/ Thomas G. Klopack
--------------------------------
Signature

 Thomas G. Klopack
--------------------------------
(Printed Name of Representative)

 Aptil 29, 2001
--------------------------------
Date